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PRESS RELEASE

BOSTONFED BANCORP, INC. ANNOUNCES PARTICIPATION AT THE KEEFE, BRUYETTE & WOODS, INC. EASTERN REGIONAL BANK SYMPOSIUM.

Monday March 1, 2004

Burlington, Mass., - BostonFed Bancorp, Inc. (AMEX- BFD) (the "Company"), the parent of Boston Federal Savings Bank, a federally-chartered stock savings bank, announced that David F. Holland, President and CEO, and John A. Simas, Executive Vice President and CFO, will be speaking at approximately 9:45 a.m. on March 4, 2004, at the Keefe, Bruyette & Woods, Inc., ("KBW") Eastern Regional Bank Symposium at the Langham Hotel, Boston, Massachusetts. For webcast information and access, please refer to KBW's website at www.KBW.com. Webcast related questions should be directed to Mr. David Brumley at KBW, telephone number
(212)-887-6730.

This report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: Amy L. Timmerman, Investor Relations - 781-221-6396
         John A. Simas, EVP and CFO - 781-221-6307
         FAX: (781) 221-7594